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John R. Murphy
Associate General Counsel                                      [LOGO] MetLife
MetLife
1095 Avenue of the Americas
New York, NY 10036
T: 212-578-3096
F: 212-251-1596
E-mail: jrmurphy@metlife.com
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September 2, 2011

RE: Opinion of Counsel of Metropolitan Life Insurance Company
    Separate Account E Registration Statement on Form N-4 under the Securities Act of 1933 and Amendment No. 164 under the Investment Company Act of 1940 (File No. 811-04001)

Ladies and Gentlemen:

You have requested an Opinion of Counsel in connection with the filing with the Securities and Exchange Commission of the above referenced Amendment (the "Amendment") for the variable annuity contracts (the "Contracts") to be issued by Metropolitan Life Insurance Company (the "Company") and its separate account, Metropolitan Life Separate Account E (the "Account").

I have made such examination of law and examined such records and documents as in my judgment are necessary or appropriate to render the opinion expressed below.

1. The Company is a corporation duly organized and validly existing under the laws of the State of New York.

2. The Account is a separate account duly established pursuant to Section 4240 of the New York Insurance Law, and the income, gains and losses, whether or not realized from assets allocated to the Account, in accordance with the Contracts, must be credited to or charged against the Account without regard to other income, gains or losses of the Company.

3. The offer and sale by the Company of the Contracts have been duly authorized and each Contract, when delivered and when the first purchase payment thereunder is made, all in accordance with the prospectus ("Prospectus") included in the Registration Statement and in compliance with the applicable local law, will be a legal and binding obligation of the Company in accordance with its terms. Owners of Contracts, as such, will not be subject to any deductions and charges by the Company other than those described or referred to in the Prospectus.

I hereby consent to the use of this opinion letter, or a copy thereof, as an exhibit to the Registration Statement.

Very truly yours,

/s/ John R. Murphy
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John R. Murphy